Exhibit 10.21

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered into as of January 3, 2013 (“Effective Date”) between EASIC CORPORATION, a Delaware corporation (the “Company”), and MIKE KOUREY (“Advisor”).

R E C I T A L S

WHEREAS, the Company anticipates that its Board of Directors (the “Board”) shall appoint Advisor to serve on the Board until his successor is duly elected and qualified; and

WHEREAS, the Company and Advisor desire to enter into this Agreement to set forth the terms of Advisor’s service and compensation arrangement with the Company.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and Advisor agree as follows:

1.	SERVICES AND COMPENSATION.

Advisor shall provide consulting services to the Company with respect to the Company’s business and operations and such other service as may be mutually agreed upon by the Company and Advisor (the “Consulting Services”); and, upon appointment to the Board, shall serve as a member of its Board in accordance with the duties and obligations set forth under the Delaware General Corporation Law (the “DGCL”), including without limitation, attendance at Board meetings, participation in subcommittees of the Board, and consultation with board members and officers of the Company as necessary or appropriate (“Board Services” and together with the Consulting Services, the “Services”). In providing such Consulting Services, Advisor shall devote 0.5 days per week to the Company’s business and operations at the Company’s offices, and be also available at other times by telephone as reasonably required by the Company.

2.	COMPENSATION.

In full consideration for Advisor’s timely and satisfactory performance of the Services, subject to approval by the Company’s Board, Advisor will be granted an option to purchase shares of Company common stock (the “Shares”) at an exercise price equal to the fair market value on the date of grant, as determined by the Board, with the number of Shares calculated to equal 0.5% of the Company’s total outstanding shares calculated on a Fully diluted Basis as of the closing of the Company’s Series A-2 Preferred Stock Financing, occurring on or around January 26, 2013. “Fully diluted Basis” shall include all common, preferred and any other types of voting equity issued or outstanding, including stock options outstanding or shares reserved for issuance pursuant to stock options yet to be granted, and any warrants outstanding. The option will be a nonqualified stock option and will be subject to the terms of the Company’s 2010 Equity Incentive Plan (the “Plan”) and standard form of Stock Option Agreement. Subject to Advisor’s Continuous Service (as defined in the Plan), the Shares shall vest monthly over a twelve (12) month period beginning on the Effective Date and the option shall be early-exercisable pursuant to the Company’s standard form of early exercise stock purchase agreements. Moreover, in the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred (each of the foregoing, a “Change of Control”), then the vesting of the Shares, along with the unvested portion of any other stock options held by the Consultant, shall be accelerated in full, subject to the terms of the Plan and the Consultant’s Continuous Service through the date of such Change of Control.

3.	CONFIDENTIALITY.

In addition to Advisor’s obligations, duties and restrictions under the DGCL that arise from Advisor’s positon as a member of the Board, Advisor also recognizes that Advisor will be exposed to, have access to and be engaged in the development of information (including all tangible and intangible manifestations) regarding the patents, copyrights, trademarks, trade secrets, technology, strategic sales/marketing plans, and business of the Company and agrees as follows:

(a) All Proprietary Information (as defined below), whether presently existing or developed in the future, shall be the sole property of the Company and its assigns. In addition, the Company and its assigns shall be the sole owner of all intellectual property and other rights in connection with such Proprietary Information. The term “Proprietary Information” shall mean all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, “Proprietary Information” includes, without limitation, (i) inventions, ideas, samples, designs, applications, drawings, methods or processes, formulas, trade secrets, data, source and object codes, know-how, improvements, discoveries, developments, designs and techniques; and (ii) information regarding plans for research, development, new products and service offerings, marketing and selling, business plans, budgets and unpublished financial statements, licenses, sales, pricing, profits and costs, distribution arrangements, suppliers and customers, marketing, customer and a partner strategies, business development plans, customer and partner lists, and information regarding the skills and compensation of employees of the Company and the Company’s internal organization.

(b) During the term of this Agreement and after its termination, Advisor will keep in confidence and trust all Proprietary Information and shall not reproduce, use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company, except as required in the ordinary course of performing the Services.

(c) Advisor agrees to promptly disclose to the Company and hereby assigns to the Company, or its designee, all right, title and interest in and to all inventions, original works of authorship, developments, concepts, know how, improvements or trade secrets, whether or not patentable, that Advisor may solely or jointly conceive or develop or reduce to practice during the term of this Agreement that arise from the Services. Advisor shall execute all such documents and take all such actions as are reasonably requested by the Company to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company, or its designee’s, rights in the inventions and any intellectual property rights relating thereto.

4.     INDEPENDENT CONTRACTOR. Advisor is an independent contractor, is not an agent or employee of the Company and is not authorized to act on behalf of the Company. Advisor will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Advisor for taxes. Advisor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services under this Agreement, if any.

2

5.     TERM AND TERMINATION. The term of this Agreement shall commence on the Effective Date and have an initial term of one (1) year, and shall be subject to renewal upon the mutual written consent of both parties. Either party may terminate this Agreement for any reason, effective upon written notice to the other party. This Agreement shall also terminate automatically upon the completion of Board Services (i.e. on the date Advisor is no longer serving as a member of the Board).

6.	MISCELLANEOUS.

(a) This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such state, and shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives and assigns of the parties, as the case may be; provided, however, the obligations hereunder of Advisor are personal and may not be assigned without the express written consent of the Company.

(b) Advisor represents that neither the execution of this Agreement nor the performance of Advisor’s obligation under this Agreement will result in a violation or breach of any other agreement by which Advisor is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

(c) All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during the normal business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent to registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be sent to the party to be notified at the address as set forth on the signature page below or at such other address (including electronic mail address) as such party may designate in writing to the other party.

(d) This Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between the Company and Advisor with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of the Company, or by any written documents unless it is signed by an executive officer of the Company and by Advisor.

(e) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

[SIGNATURE PAGE TO FOLLOW.]

3

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement effective as of the date first stated above.

EASIC CORPORATION

By:	/s/ Brian McDonald

Name:	Brian McDonald

Title:	VP : CFO

ADDRESS:	2585 Augustine Drive, Suite 100
Santa Clara, CA 95054

Fax:

ADVISOR:

/s/ Mike Kourey
MIKE KOUREY

Address:	5466 Blackhawk Dr.
Danville, CA 94506

Fax:

Email:	mk@khoslaventures.com

EASIC CORPORATION

AMENDMENT TO CONSULTING AGREEMENT

This Amendment to Consulting Agreement (the “Amendment”) is made by eASIC Corporation (“Company”) and Mike Kourey (“Advisor”), effective as of this 30 day of September, 2013 (the “Amendment Date”).

RECITALS

The Company and Advisor entered into that certain Consulting Agreement effective as of January 3, 2013 (“Agreement”). The parties wish to amend certain terms of the Agreement, as set forth herein. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.

AGREEMENT

NOW, THEREFORE, the Company and Advisor agree as follows:

l.	Section 2 of the Agreement is amended in its entirety to read as follows:

“2. Compensation. In full consideration for Advisor’s timely and satisfactory performance of the Services, the Board has approved the grant of an option to purchase 6,894,815 shares of Company common stock (the “Shares”) at an exercise price equal to $0.01, which is the fair market value of the Company’s common stock on the date of such grant was approved. The option will be a nonqualified stock option and will be subject to the terms of the Company’s 2010 Equity Incentive Plan (the “Plan”) and standard form of stock option grant notice and stock option agreement. Subject to Advisor’s Continuous Service (as defined in the Plan), the Shares shall vest monthly over a twenty four (24) month period beginning the Effective Date and the option shall be early-exercisable pursuant to the Company’s standard form of early exercise stock purchase agreements. Moreover, in the event of (i) the sale, transfer or other disposition of all or substantially all assets of the Company; (ii) a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (iii) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) if as a result of such transaction or series of related transactions the shareholders of the Company prior to the commencement of the transaction or transactions own less than fifty percent (50%) of the voting shares of the entity surviving such transaction or transactions (each of the foregoing, a “Change of Control”), then the vesting of the Shares, along with the unvested portion of any other stock options held by the Advisor, shall be accelerated in full, subject to the terms of the Plan and the Advisor’s Continuous Service through the date of such Change of Control.”

2. Legal Effect. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Consulting Agreement as of the date first set forth above.

EASIC CORPORATION		ADVISOR

By:	/s/ Ronnie Vasishta	By:	/s/ Mike Kourey
Title:	President & CEO		Mike Kourey

2585 Augustine Drive, Suite 100
Santa Clara, CA 95054
Phone: (408)855-9200
Fax: (408) 855-9201
www.easic.com

Mike Kourey

5466 Blackhawk Drive

Danville, CA 94 506

Re:	Confirmation of Extension of Consulting Agreement

Dear Mike,

As you know, you and eASIC Corporation (the “Company”) entered into a Consulting Agreement dated January 3, 2013, which was amended on September 30, 2013 (as amended, the “Consulting Agreement”). This letter agreement confirms that, effective January 2, 2014, you and the Company mutually agreed to extend the Consulting Agreement for an additional year, to January 3, 2015 (the “Extension”).

Our signatures below will constitute our written confirmation of the Extension.

Sincerely,

/s/ Ronnie Vasishta

Ronnie Vasishta

Chief Executive Officer

Acknowledged and agreed:

/s/ Mike Kourey
Mike Kourey